EXHIBIT 10.7

AMENDMENT NO. 2 to EMPLOYMENT AGREEMENT, as amended dated as of the 1st day of November, 2003, between WRC MEDIA INC., a Delaware corporation (the "Company"), and RICHARD NOTA, an individual resident of the State of New York (the "Executive").

1.  Section 5 of the above agreement, as amended is hereby amended by adding the following Paragraph 5(F):

“F.  In the event a sale of substantially all of the assets of American Guidance Service, Inc., or of a controlling interest in the capital stock of American Guidance Service, Inc., is consummated on or before December 31, 2005, then within 30 days of the closing or other event by which delivery occurs, the Company will pay to Executive a Value Enhancement Bonus determined according to the following formula:

Total Consideration Paid By All Buyers	Bonus To Be Paid
<$250 million USD	½ Executive’s Base Salary as of the date of closing, in no event less than $147.5 thousand
$250 million - $300 Million USD	Executive’s Base Salary as of the date of closing, in no event less than $295 thousand
>$300 million USD	An amount equal to the sum of (i) Executive’s Base Salary as of the date of closing, in no event less than $295 thousand plus (ii) one percent of the excess of consideration received over $300 million

In the event that less than the entirety of the assets of capital stock of AGS is sold, the total consideration shall be, for purposes of this calculation, grossed up to determine a pro forma enterprise value that includes the value of stock or assets not sold, and the above formula will be applied to that total enterprise value.

Total consideration shall include all escrows and reserves that are subject to post-closing adjustments.

Total consideration shall be computed before allowance for taxes, currency exchange, and transactional expenses.

In the event any portion of total consideration is paid other than in cash, the fair market value of the non-cash component shall be determined as (i) in the case of publicly traded securities, the highest price of such securities attained in the period commencing two weeks before the closing and ending two weeks after the closing, or (ii) in the case of consideration other than cash or publicly-traded securities, that value ascribed to the consideration in the books of the seller.”

2.  Section 15 is amended to delete its second sentence, and to substitute in its place:

“Notwithstanding the foregoing, Sections 5(F), 11, 12, 14 and 16 and, if Executive's employment terminates in a manner giving rise to a payment under Section 13, Section 13 shall survive the termination of this Agreement.”

3.  All other terms and conditions of the above Agreement remain in full force and effect.

WRC MEDIA INC.		RICHARD NOTA

By:	/s/	/s/

AMENDMENT NO. 1 to EMPLOYMENT AGREEMENT dated as of the 1st day of November, 2003, between WRC MEDIA INC., a Delaware corporation (the "Company"), and RICHARD NOTA, an individual resident of the State of New York (the "Executive").

The above agreement is amended as follows, effective September 1, 2004:

1.     SECTIONS 3, 4 and 5 are deleted, and are replaced by the following:

“SECTION 3. Duties and Extent of Service. Executive shall serve the Company as Executive Vice-President for Operations or in such other position as may be determined by the Chief Executive Officer of the Company and shall perform such services and duties for the Company as are customarily performed by an executive in Executive's then-current position at a business such as the Company's business and as the Board of Directors or Chief Executive Officer may assign or delegate to him from time to time. Executive shall devote his full business knowledge, skill, time and effort exclusively to the performance of his duties for the Company and the promotion of its interests. Executive's duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of the Company shall require within 50 miles of the Company’s New York City headquarters. Executive shall report to the Chief Executive Officer of the Company or to such other person as the Board of Directors might designate. No change in title, duties or reporting responsibility shall be deemed a breach of this Agreement, a compulsion of resignation, or a constructive termination of Executive’s employment by the Company.

SECTION 4. Base Salary. Effective September 1, 2004 Executive shall be paid a base salary (the "Base Salary") at a rate of $295,000 per annum (the "Base Salary"), in accordance with the Company’s payroll practices.

SECTION 5. Bonuses.
(a) Executive shall be eligible to receive an annual bonus ("Bonus"), based on the achievement of specific objectives to be confirmed by the Board of Directors on an annual basis. For each year of the Term commencing January 1, 2004, Executive will have the opportunity on an annual basis to earn a Bonus of up to $170,000 upon the attainment of specified Target performance criteria in addition to the minimum Bonus as described in (b) below. For the achievement of 100%, 105%, 110%, 115% and 120% of such Target, the achievable total Bonus (including the minimum Bonus described in Section 5(b) below) shall be, respectively, $170,000, $195,000, $220,000, $245,000 or $270,000. The Target performance criteria may be revised by the mutual written agreement of the Chief Executive Officer and Executive.

(b) Notwithstanding the foregoing, subject to subparagraphs (c) (d) and (e), Executive shall be entitled to a minimum Bonus in each year of the Term commencing on and after January 1, 2005 of $150,000. Executive shall be entitled to a minimum Bonus for the year commencing January 1, 2004 of $116,667.

(c) Except in the event of Executive’s resignation or termination for Cause (as defined below, in which case no Bonus shall be payable), Bonus (including minimum Bonus) will be pro-rated for partial year employment, if applicable, determined by a factor the numerator of which is the number of days in active employment by the Company in that calendar year, and the denominator of which is 365

(d) In the event the fiscal year of the Company is changed to other than a calendar year basis, a pro-rated Bonus will be paid for any stub period, and a pro-rated Bonus will be paid for any portion of the new fiscal year that falls within the Term.

(e) In the event of a sale or disposition of any business unit of the Company (including subsidiaries and their subsidiaries, or discrete business operations owned by them), any applicable performance Target shall be equitably adjusted to reflect the impact of the sale or disposition.

(f) Payment dates shall be determined by the Board of Directors but in no event shall payments be made later than the later to occur of (i) 30 calendar days subsequent to the date of issuance of the Company’s audited financials statements or (ii) the filing date of Form 10K with the Securities and Exchange Commission.”

2. All other terms and conditions of the Agreement dated as of November 1, 2003 remain in full force and effect.

Dated as of September 1, 2004

WRC MEDIA INC.		RICHARD NOTA

By:	/s/	/s/

This EMPLOYMENT AGREEMENT (“Agreement") is made and entered into as of the 1st day of November, 2003, between WRC MEDIA INC., a Delaware corporation (the "Company"), and RICHARD NOTA, an individual resident of the State of New York (the "Executive").

WHEREAS, the Company wishes to continue to employ Executive, and Executive wishes to accept such continued employment, on the following terms and Conditions, effective as of the date set forth above,

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Employment. The Company hereby continues the employment of Executive and Executive accepts continued employment by the Company, on the terms and Conditions contained in this Agreement. The Agreement between the parties dated as of January 1, 2002 is hereby amended to the extent specifically described herein.

SECTION 2. Term. The employment of Executive pursuant hereto shall remain in effect until December 31, 2006, unless terminated by Executive upon 10 days prior written notice to the Company or by the Company upon 10 days prior written notice to Executive. The period of time between November 1, 2003 and the termination of this Agreement pursuant to its terms is herein referred to as the "Term".

SECTION 3. Duties and Extent of Service. Executive shall serve the Company as Senior Vice President-Finance or in such other position as may be determined by the Chief Executive Officer of the Company and shall perform such services and duties for the Company as are customarily performed by an executive in Executive's then-current position at a business such as the Company's business and as the Board of Directors or Chief Executive Officer may assign or delegate to him from time to time. Executive shall devote his full business knowledge, skill, time and effort exclusively to the performance of his duties for the Company and the promotion of its interests. Executive's duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of the Company shall require within 50 miles of the Company’s New York City headquarters. Executive shall report to the Chief Executive Officer of the Company or to such other person as the Board of Directors might designate. No change in title, duties or reporting responsibility shall be deemed a breach of this Agreement, a compulsion of resignation, or a constructive termination of Executive’s employment by the Company.

SECTION 4. Base Salary. Effective January 1, 2004 Executive shall be paid a base salary (the "Base Salary") at a rate of $235,000 per annum (the "Base Salary"), in accordance with the Company’s payroll practices.

SECTION 5. Bonuses.
    (a) Executive shall be eligible to receive an annual bonus ("Bonus"), based on the achievement of specific objectives to be confirmed by the Board of Directors on an annual basis. For the Year 2003, Executive’s Bonus shall be as provided in the January 1, 2002 Agreement. For each year of the Term commencing January 1, 2004, Executive will have the opportunity on an annual basis to earn a Bonus of up to $170,000 upon the attainmentof specified Target performance criteria in addition to the minimum Bonus as described in (b) below. For the achievement of 95%, 100%, 105%, 110%, 115% and 120% of such Target, the achievable total Bonus (including the minimum Bonus described in Section 5(b) below) shall be, respectively, $145,000, $170,000, $195,000, $220,000, $245,000 or $270,000. The Target performance criteria may be revised by the mutual written agreement of the Chief Executive Officer and Executive.

    (b) Notwithstanding the foregoing, subject to subparagraphs (c) (d) and (e), Executive shall be entitled to a minimum Bonus in each year of the Term commencing on and after January 1, 2004 of $100,000.

    (c) Except in the event of Executive’s resignation or termination for Cause (as defined below, in which case no Bonus shall be payable), Bonus (including minimum Bonus) will be pro-rated for partial year employment, if applicable, determined by a factor the numerator of which is the number of days in active employment by the Company in that calendar year, and the denominator of which is 365

    (d) In the event the fiscal year of the Company is changed to other than a calendar year basis, a pro-rated Bonus will be paid for any stub period, and a pro-rated Bonus will be paid for any portion of the new fiscal year that falls within the Term.

    (e) In the event of a sale or disposition of any business unit of the Company (including subsidiaries and their subsidiaries, or discrete business operations owned by them), any applicable performance Target shall be equitably adjusted to reflect the impact of the sale or disposition.

    (f) Payment dates shall be determined by the Board of Directors but in no event shall payments be made later than the later to occur of (i) 30 calendar days subsequent to the date of issuance of the Company’s audited financials statements or (ii) the filing date of Form 10K with the Securities and Exchange Commission.

SECTION 6. Fringe Benefits. Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans (such as pension and profit sharing plans) as the Company may maintain for the benefit of employees generally, on the terms and subject to the Conditions set forth in such plans.

SECTION 7. Expenses. The Company shall reimburse Executive promptly for all reasonable expenses incurred by Executive in accordance with the Company's budget and policy in connection with his duties and responsibilities hereunder. The Company will provide to

Executive a car allowance of $1,000.00 per month.

SECTION 8. [Intentionally left blank]

SECTION 9. Stock Options. Executive shall be eligible to participate in stock option plans that may come into existence during the Term to an extent comparable with that of other similarly-situated executives of the Company, subject in all cases to the decisions of the Board of Directors.

SECTION 10. [Intentionally left blank]

SECTION 11. Noncompete and Nonsolicitation

    During the Term and for one year thereafter, Executive shall not directly or indirectly (other than as an employee of or consultant to the Company):

    (a) engage in activities or businesses within the United States which are substantially in competition with the Company (“Competitive Activities"), including (i) selling goods or services of the type sold by the Company or any of its subsidiaries; (ii) soliciting or attempting to solicit any customer or client or prospective customer or client of the Company ( or any of its subsidiaries) including, without limitation, actively sought prospective customers or clients, to purchase any goods or services of the type sold by the Company or any of its subsidiaries from anyone other than the Company or any of its subsidiaries; and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by (i) or (ii) above;

      (b ) perform any action, activity or course of conduct which is substantially detrimental to the business or business reputation of the Company or any of its subsidiaries ("Detrimental Activities"), including (i) soliciting, recruiting or hiring any employees of the Company or persons who have worked for Ripplewood Holdings LLC ("Ripplewood"), the Company or any of their respective affiliates; (ii) soliciting or encouraging any employee of Ripplewood, the Company or any of their respective affiliates to leave the employment of Ripplewood, the Company or any of their respective affiliates; (iii) intentionally interfering with the relationship of Ripplewood, the Company or any of their affiliates with any person or entity who or which is employed by or otherwise engaged to perform services for Ripplewood, the Company or any such affiliate; and (iv) disclosing or furnishing to anyone any confidential information relating to Ripplewood, the Company or any of their respective affiliates or otherwise using such confidential information for its own benefit or the benefit of any other person; or

    (c) establish in the United States any new business which engages in Competitive Activities.

    Notwithstanding anything to the contrary contained in this Agreement, the foregoing covenant shall not be deemed breached as a result of the ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or ( iii) stock or other debt or equity interests in the Company, or the participation by Executive in the activities and business conducted by the Company or any of its subsidiaries.

If a judicial determination is made that any of the provisions of this Section 11(c) constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 11 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Each party shall have all other rights at law and in equity to which it might be entitled. Executive agrees that the provisions of this Section 11 are reasonable and properly required for the adequate protection of the business and goodwill of the Company.

SECTION 12. Nondisclosure. The parties hereto agree that during the course of his employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company's Confidential Information (as defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company and its subsidiaries. Accordingly Executive agrees to the nondisclosure covenants in this Section 12. Executive agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement.

Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any of its affiliates, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

For purposes of this Agreement, "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; to the extent permitted by law, information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to his involvement with the Company.

Executive represents that his experience and capabilities are such that the provisions of Section 11 and this Section 12 will not prevent him from earning his livelihood.

SECTION 13. Severance.

(a) If Executive's employment hereunder is terminated

(i) upon a breach by the Company of this Agreement;

(ii) by the Company by reason of nonrenewal or for any reason other than for "Good Cause" (as defined below) or

(iii) by the Company as a result of the occurrence of the death or total disability of Executive (total disability meaning the failure of Executive to perform his normal required services hereunder for a period of three consecutive months during the term hereof by reason of Executive's mental or physical disability, as determined by an independent physician reasonably satisfactory to Executive and the Company)

then

(1) upon the execution and delivery by Executive of a Release of all claims of whatever nature against the Company that he might have, and

(2) conditioned upon Executive’s continuing conformity with the Noncompete, Nonsolicitation and Nondisclosure provisions of Sections 11 and 12 above,

Company shall pay to Executive Severance Pay in the amount of his Base Salary (plus, for the first 15 months of the Severance Period, an amount equivalent to the minimum Bonus described in Section 5(b), prorated for any partial years) for the longer of (i) the period ending December 31, 2006 or (ii) the period of 15 months from the date Executive’s employment terminates (“Severance Period”). Executive shall receive each component of the Severance Pay specified in the preceding sentence in the form of salary continuation payments for the Severance Period, and it shall be paid as if pursuant to the standard payroll practices of the Company.

    (b) For purposes of this Agreement, termination for "Good Cause" shall exist upon the occurrence of any of the following: (i) Executive is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Executive has willfully engaged in a fraudulent act to the damage or prejudice of the Company or any affiliate of the Company; (iii) any act or omission by Executive involving insubordination, discrimination prohibited by law, malfeasance or gross negligence in the performance of Executive's duties to the Company, or acts which would tend to bring the Company into public disrepute; or (iv) Executive otherwise willfully fails to comply in any material respect with the terms of this Agreement or deviates in any material respect from any reasonable written policies or reasonable directives of the Chief

Executive Officer or Board of Directors and, within 5 days after written notice from the Company of such failure or deviation, Executive has not corrected such failure.

SECTION 14. Options to Purchase and Sell Common Stock.
    (a) If Executive's employment is terminated for any reason, the Company shall have an option to purchase all or any portion of Executive's shares of Common Stock (including any shares obtained or obtainable through the exercise of any option, but excluding any purchased pursuant to or after any public offering) at a purchase price equal to the Fair Market Value (as defined below except in the event that if the Fair Market Value is determined to be less than the price the Executive purchased the Common stock; the Company will guarantee the aggregate strike price to be equal to the aggregate price the Executive paid), determined in accordance with Section 14(b) as of the date of such termination. The Company shall within 90 days of such date of termination give notice in writing to Executive of its election to exercise or not to exercise such option, which notice shall set forth the portion, if any, of Executive's shares of Common Stock that the Company elects to purchase. The purchase of Executive's shares of Common Stock shall take place at the principal office of the Company on the date specified by the Company (not later than the later of the twentieth business day following the receipt by Executive of the required notice from the Company and the satisfaction of any legal requirements to the purchase of Executive's shares of Common Stock). The consideration for the purchase of Executive's shares of Common Stock shall be paid by delivery to Executive of a certified or bank check made payable to Executive or by wire transfer of immediately available funds to a bank account designated by Executive, against delivery of certificates or other instruments representing Executive's shares of Common Stock so purchased, appropriately endorsed by Executive, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature. The Company may assign its rights under this Section 14 to any person.

    (b)(i) If a determination of the Fair Market Value of any shares of Common Stock is required by this Agreement when there is no public trading market for shares of Common Stock, such "Fair Market Value" shall be such amount as is determined in good faith by the Company's Board of Directors as of the date such Fair Market Value is required to be determined hereunder. In making a determination of such Fair Market Value, the Company's Board of Directors shall give due consideration to such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of the Company and its subsidiaries in recent periods, its potential value and that of its subsidiaries as a whole, its future prospects and that of its subsidiaries and the industries in which they compete, its history and management and that of its subsidiaries, the general condition of the securities markets and the fair market value of securities of privately owned companies (with transfer restrictions) engaged in businesses similar to those of the Company's, if any. The Fair Market Value as determined in good faith by the Company's Board of Directors shall be binding and conclusive upon Executive.

        (ii) If a determination of the Fair Market Value of any shares of Common Stock is required by this Agreement when there is a public trading market for shares of Common Stock, such "Fair Market Value" shall mean the average daily closing sales price of shares of Common Stock for the ten consecutive trading days preceding the date the Fair Market Value is required to be determined hereunder. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which shares of Common Stock are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange, on the NASDAQ National Market System, or, if not quoted on the National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company's Board of Directors for that purpose.

SECTION 15. Termination; Survival. Sections 11, 12, 14 and 16 and, if Executive's employment terminates in a manner giving rise to a payment under Section 13, Section 13 shall survive the termination of this Agreement.

SECTION 16. Miscellaneous.
    (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

   (b) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

    (c) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive's employment by the Company, and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive's employment by the Company or any of its subsidiaries. All prior agreements between the Company or any of its subsidiaries and Executive with respect to Executive's employment by the Company or any of its subsidiaries shall terminate and be without further force or effect as of the execution of this Agreement. Executive hereby releases the Company its subsidiaries and its affiliates from any claims or rights under such agreements, without any liability or other adverse consequence to the Company, its affiliates or its subsidiaries.

    (d) All notices or other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telecopier, or one business day after it has been sent by a nationally recognized overnight courier, at the address for notices as follows:

(i) if to the Company,

WRC Media Inc.
                512 Seventh Avenue
New York, NY 10018

Attention: Chief Executive Officer
Fax 212-768-2206

with a copy to:
Ripplewood Holdings,
LLC One Rockefeller Plaza
New York, NY 10020
Attention: Charles Laurey
Fax 212-218-1778

(ii)  if to Executive,

Richard Nota
1A Woodhollow Lane
Huntington, NY 11743-3836
Fax: 516-424-5010

Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective the first business hour after confirmation of receipt by electronic transmission. Each party may from time to time change its address for notices under this Section 16(d) by giving at least five days' notice of such changed address to the other parties hereto.

    (e) This Agreement maybe executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    (f) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) No failure or delay by Executive or the Company in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by Executive and the Company.

    (h) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, before a single arbitrator subject to the Federal Rules of Evidence, and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and any judgment may be entered by any state or Federal court having jurisdiction thereof. In its award the arbitrator shall allocate, in its discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator, but each party shall bear its own attorneys' fees, costs and expert witness expenses.

    (i) All amounts paid hereunder will be net of any applicable withholdings required by existing or future tax laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WRC MEDIA INC.		RICHARD NOTA

By:	/s/	/s/